LOAN MODIFICATION AGREEMENT


AMONG:    Rentrak Corporation ("Borrower"), whose address is One
          Airport Center, 7700 N.E. Ambassador Place, Portland,
          Oregon 97220;

AND:           Silicon Valley Bank ("Silicon") whose address is
          3003 Tasman Drive, Santa Clara, California 95054;

DATE:          December 27, 1996.

     This Loan Modification Agreement is entered into on the above date by Borrower and Silicon.

     1. Background. Borrower entered into a loan and security agreement with Silicon dated as of October 12, 1993, which was subsequently modified (as amended, the "Loan Agreement"). Capitalized terms used in this Loan Modification Agreement shall, unless otherwise defined in this Agreement, have the meaning given to such terms in the Loan Agreement.

     Silicon and Borrower are entering into this Agreement to state the terms and conditions of certain modifications to the Loan Agreement and the Schedule, as modified prior to the date of this Agreement. Silicon and Borrower are also entering into an Interest Rate Supplement to Agreement, the terms of which shall control in the event of any inconsistency with the Loan Agreement or the Schedule.

          2.   Modifications to Loan Agreement and Schedule.

          (a) The Schedule attached to this Loan Modification Agreement is a revised and restated Schedule, which modifies certain terms contained in the Schedule attached to the Loan Agreement. The Schedule attached to this Loan Modification supersedes in its entirety the Schedule attached to the Loan Agreement.

          (b) Section 3.7 of the Loan Agreement is deleted and replaced with the following:

               "3.7 Financial Condition and Statements. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with generally accepted accounting principles and now and in the future will completely and accurately reflect the financial condition of the Borrower, at the times and for the periods therein stated. Since the last date covered by any such statement there has been no material adverse change in the financial condition or business of the Borrower. The Borrower is now and will continue to be solvent. The Borrower will provide
          Silicon: (i) within 45 days after the end of each quarter (except the fourth fiscal quarter), a quarterly financial statement (consisting of company-prepared 10Q reports), including consolidated financial statement details as determined by Silicon to support calculations of the financial covenants contained in the Schedule as prepared by the Borrower and certified as correct to the best knowledge and belief by the Borrower's chief financial officer or other officer or person acceptable to Silicon; (ii) within 20 days after the end of each month, an accounts receivable report and an accounts payable report in such form as Silicon shall reasonably specify; (iii) within 20 days after the end of each month, a Borrowing Base Certificate in the form attached to this Agreement as Exhibit A, as Silicon may reasonably modify such Certificate from time to time, signed by the Chief Financial Officer of the Borrower; (iv) within 45 days after the end of the first three calendar quarters of each year and within 90 days after the end of the last calendar quarter of each year, a Compliance Certificate in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of the Borrower, certifying that throughout such quarter the Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth on the Schedule hereto and such other information as Silicon shall reasonably request; and (v) within 95 days following the end of the Borrower's fiscal year, complete annual CPA audited financial statements, such audit being conducted by independent certified public accountants reasonably acceptable to Silicon."

          (c) Section 4.5 of the Loan Agreement is deleted in its entirety and replaced with the following:

               "4.5 Access to Collateral, Books and Records. At all reasonable times, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy the Borrower's accounting books, records, ledgers, journals, or registers and the Borrower's books and records relating to the Collateral. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies and attorneys, and pursuant to any subpoena or other legal process. The foregoing audits shall be at Silicon's expense, except that the Borrower shall reimburse Silicon for up to $1,250.00 per audit for Silicon's reasonable out-of-pocket costs for semi-annual accounts receivable audits, and Silicon may debit the Borrower's deposit accounts with Silicon for the cost of such accounts receivable audits (up to the limit stated above), in which event Silicon shall send notification thereof to the Borrower. Notwithstanding the foregoing, during the continuation of an Event of Default all audits shall be at the Borrower's expense.

     3. No Other Modifications. Except as expressly modified by this Loan Modification Agreement, the terms of the Loan Agreement and Schedule, as amended prior to the date of this Agreement, shall remain unchanged and in full force and effect. Silicon's agreement to modify the Loan Agreement pursuant to this Loan Modification Agreement shall not obligate Silicon to make any future modifications to the Loan Agreement or any other loan document. Nothing in this Loan Modification Agreement shall constitute a satisfaction of any indebtedness of any Borrower to Silicon. It is the intention of Silicon and Borrower to retain as liable parties all makers and endorsers of the Loan Agreement or any other loan document. No maker, endorser, or guarantor shall be released by virtue of this Loan Modification Agreement. The terms of this paragraph shall apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     4.   Representations and Warranties.

     (a) The Borrower represents and warrants to Silicon that the execution, delivery and performance of this Agreement are within the Borrower's corporate powers, and have been duly authorized and are not in contravention of law or the terms of the Borrower's charter, bylaws or other incorporation papers, or of any undertaking to which the Borrower is a party or by which it is bound.

     (b) The Borrower understands and agrees that in entering into this Agreement, Silicon is relying upon the Borrower's representations, warranties and agreements as set forth in the Loan
Agreement and other loan documents. Borrower hereby reaffirms all representations and warranties in the Loan Agreement, all of which are true as of the date of this Agreement.

                         Borrower:




                              RENTRAK CORPORATION


                              By:  s/s F. Kim Cox
                              Title:     Vice President/Secretary


                         Silicon:

                              SILICON VALLEY BANK


                              By:  s/s Tim Hardin
                              Title: Senior Vice President
  AMENDED AND RESTATED SCHEDULE TO LOAN AND SECURITY AGREEMENT


Borrower:      Rentrak Corporation

Address:       One Airport Center
               7700 N.E. Ambassador Place
               Portland, OR  97220

Date:               December 27, 1996




Secured Operating Line of Credit

Credit Limit:
(Section 1.1)
                         An amount not to exceed the lesser of:
               (i) $10,000,000.00 at any one time outstanding; or
               (ii) 80% of the Net Amount of Borrower's eligible accounts receivable. "Net Amount" means the gross amount of the account, minus all applicable sales, use, excise and other similar taxes and minus all discounts, credits and allowances of any nature granted or claimed.

                         The following accounts will not be
               deemed eligible for borrowing: accounts
               outstanding for more than 60 days from the invoice date (except as provided below), accounts subject to any contingencies (such as payments due only upon acceptance), accounts owing from governmental agencies, accounts owing from an account debtor outside the United States or Canada (except for those described on the attached Exhibit B or otherwise pre-approved in writing by Silicon in its discretion, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), accounts owing from one account debtor to the extent they exceed 25% of the total eligible accounts outstanding, accounts owing from an affiliate of the Borrower, and accounts owing from an account debtor to whom the Borrower is or may be liable for goods purchased from such account debtor or otherwise. In addition, if more than 25% of the accounts owing from an account debtor are outstanding more than 60 days from the invoice date or are otherwise not eligible accounts, then all accounts owing from that account debtor will be deemed ineligible for borrowing. All other accounts shall be deemed eligible accounts unless Silicon, in its reasonable discretion, deems the account to be ineligible for valid credit reasons. Accounts owing from the following customers of Borrower shall not be deemed ineligible merely because such accounts may be more than 60 days from the date of invoice, but shall be ineligible based on age according to the following eligibility periods:

               Customer                 Eligibility Period

               Roadrunner Video              0 to 90 days
               Adventures in Video           0 to 90 days
               Video Connection              0 to 90 days
               Tonight's Feature             0 to 90 days
               Palmer Video                  0 to 120 days
               Hollywood Entertainment       0 to 120 days


Interest Rate:
(Section 1.2)
                         The interest rate applicable to the
               Secured Operating Line of Credit shall be (a) a rate equal to the "Prime Rate" in effect from time to time, plus 0.5% per annum, calculated on the basis of a 360-day year for the actual number of days elapsed; or (b) a rate equal to the LIBOR Rate, all as set forth in the Interest Rate Supplement to Agreement.

Commitment
Fee: (Section 1.3)
                         $30,000.00, which is fully earned and
               payable at closing and which is non-refundable.

Maturity Date:
(Section 1.3)
                         December 18, 1997, at which time all
               unpaid principal and accrued but unpaid interest shall be due and payable.

Prior Names of National Video, Inc.
Borrower:
(Section 3.2)

Trade Names of See attached Exhibit C
Borrower:
(Section 3.2)

Trademarks of  See attached Exhibit C
Borrower:

Other Locations     Rentrak Corporation
and Addresses: 3512 State Route 735
(Section 3.3)       Wilmington, Ohio  45177

Material Adverse
Litigation:         None.
(Section 3.10)

Financial
Covenants:
(Section 4.1)
                         Borrower shall at all times comply with
               all of the following covenants:

Quick Ratio:        Borrower shall at all times maintain a ratio
               of cash plus accounts receivable to current liabilities less deferred revenue of not less than 0.45:1.0, measured quarterly, increasing to not less than 0.65:1.00 for the quarter ending
               March 31, 1997, and for each quarter thereafter.

Tangible Net
Worth:
                         Borrower shall at all times maintain a
               Tangible Net Worth (defined below) of not less than $11,000,000 plus 50% of Borrower's quarterly net income, beginning with the quarter ending December 31, 1996. Borrower's Tangible Net Worth shall be measured on a quarterly basis.

Debt to Tangible
Net Worth Ratio:
                         Borrower shall at all times maintain a
               ratio of total liabilities (excluding deferred revenues and subordinated debt) to Tangible Net Worth (defined below) of not more than 2.75:1.00. To be excluded from liabilities, subordinated debt must be subordinated to the Obligations pursuant to a written agreement in form and substance acceptable to Silicon.

Profitability:      Borrower shall not incur a loss in excess of
               $500,000 for any fiscal quarter, and shall not incur any loss in two consecutive quarters. For purposes of this paragraph, "loss" means net income, after taxes, of less than $0.00, determined based on Borrower's financial statements.

Definitions:        "Current Liabilities" shall have the meaning
               ascribed to that term in accordance with generally accepted accounting principles (excluding deferred revenues).

                         "Tangible Net Worth" means stockholders'
               equity plus debt subordinated to Silicon's debt, less goodwill, patents, capitalized software costs, deferred organizational costs, trade names, trademarks, and all other assets which would be classified as intangible assets under generally accepted accounting principles.

Other Covenants:
(Section 4.1)
                         Borrower shall at all times comply with
               all of the following additional covenants:

                              1.   Banking Relationship.
                    Borrower shall at all times maintain its primary banking relationship with Silicon. Borrower shall not establish any deposit accounts of any type with any bank or other financial institution other than Silicon without Silicon's prior written consent.

Conditions to
Closing:
                         Without in any way limiting the
               discretionary nature of advances under this Agreement, before requesting any such advance, the Borrower shall satisfy each of the following conditions:

1.   Loan
     Documents:
                         Silicon shall have received this Loan
               and Security Agreement, including this Schedule, a Security Agreement in Copyrighted Works, an Interest Rate Supplement to Agreement, and such other loan documents as Silicon shall require, each duly executed and delivered by the Borrower.

2.   Documents
     Relating to
     Authority,
     Etc.:
                         Silicon shall have received each of the
               following in form and substance satisfactory to it:

                         (a)  Certified Copies of the Articles of
               Incorporation and Bylaws of the Borrower;

                         (b)  A Certificate of Good Standing
               issued by the Oregon Secretary of State with respect to the Borrower;

                         (c)  A certified copy of a Resolution
               adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Schedule, the Stock Pledge Agreement and any other documents or certificates to be executed by the Borrower in connection with this transaction;

                         (d)  Incumbency Certificates describing
               the office and identifying the specimen signatures of the individuals signing all such loan documents on behalf of the Borrower; and

3.   Perfection
     and Priority
     of Security:
                         Silicon shall have received evidence
               satisfactory to it that its security interest in the Collateral has been duly perfected and that such security interest is prior to all other liens, charges, security interests, encumbrances and adverse claims in or to the Collateral other than Permitted Liens, which evidence shall include, without limitation, a certificate from the Oregon State Secretary of State showing the due filing and first priority of the UCC Financing Statements to be signed by the Borrower covering the Collateral, and evidence of the due filing of the Security Agreement in Copyrighted Works with the United States Copyright Office.

4.             Insurance:     Silicon shall have received
               evidence satisfactory to it that all insurance required by this Agreement is in full force and effect, with loss payee designations and additional insured designations as required by this Agreement.

5.   Other
     Information:
                         Silicon shall have received such other
               statements, opinions, certificates, documents and information with respect to matters contemplated by this Agreement as it may reasonably request.

     Silicon and the Borrower agree that the terms of this Schedule supplement the Loan and Security Agreement between Silicon and the Borrower and agree to be bound by the terms of this Schedule.

                         Borrower:

                              RENTRAK CORPORATION



                              By:  s/s   F. Kim Cox
                              Title:     Vice President/Secretary


                         Silicon:

                              SILICON VALLEY BANK



                              By:  s/s   Tim Hardin
                              Title:     Senior Vice President
             INTEREST RATE SUPPLEMENT TO AGREEMENT

     This Interest Rate Supplement to Agreement (the "Supplement") is a supplement to the Loan and Security Agreement and Schedule (the "Agreement") dated as of October 12, 1993, between SILICON VALLEY BANK ("Bank") and RENTRAK CORPORATION ("Borrower"), and forms a part of and is incorporated into the Agreement. Except as otherwise defined in this Supplement, capitalized terms shall have the meanings assigned in the Agreement.

     1.   Definitions.

     "Advance" or "Advances" means an advance under the Secured
Operating Line of Credit set forth in the Schedule.

     "Business Day" means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the State of California or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Bank customarily participates.

     "Interest Period" means for each LIBOR Rate Advance, a period of approximately one, two or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in cases such period shall expire not later than the applicable Maturity Date.

     "Interest Rate" shall mean as to: (a) Prime Rate Advances, a rate equal to the Prime Rate plus 0.5% per annum; and (b) LIBOR Rate Advances, a rate of 3.0% per annum in excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower).

     "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

     "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

     "LIBOR Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

     "Prime Rate" means the rate announced from time to time by Bank as its "prime rate"; it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Bank. The interest rate applicable to the monetary Obligations shall change on each date there is a change in the Prime Rate.

     "Prime Rate Advances" means any Advances or Equipment
Advances made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

     "Regulatory Change" means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

     "Responsible Officer" means each of the Chief Executive
Officer, the Chief Financial Officer and the Controller of
Borrower.

     2. Requests for Advances; Confirmation of Initial Advances. Each LIBOR Rate Advance shall be made upon the irrevocable written request of Borrower received by Bank not later than 11:00 a.m. (Santa Clara, California time) on the Business Day three (3) Business Days prior to the date such Advance is to be made. Each such notice shall specify the date such Advance is to be made, which day shall be a Business Day; the amount of such Advance, the Interest Period for such Advance, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

     Each written request for a LIBOR Rate Advance shall be in the form of a LIBOR Rate Advance Form as set forth on Exhibit A, which shall be duly executed by a Responsible Officer.

     3.   Conversion/Continuation of Advances.

          (a) Borrower may from time to time submit in writing a request that Prime Rate Advances be converted to LIBOR Rate Advances, or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Bank's receipt of such a request from Borrower, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be, provided, that any conversion of Prime Rate Advances to LIBOR Rate Advances shall only be made as of the last day of the applicable Interest Period, and, provided further, that:

               (i)   no Event of Default or event which with
notice or passage of time or both would constitute an Event of Default exists;

               (ii) no party hereto shall have sent any notice of termination of this Supplement or of the Agreement;

               (iii)      Borrower shall have complied with such
customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Rate Advances;

               (iv) the amount of a LIBOR Rate Advance shall be $500,000 or such greater amount which is an integral multiple of $50,000; and

               (v)  Bank shall have determined that the Interest
Period or LIBOR Rate is available to Bank which can be readily determined as of the date of the request for such LIBOR Rate
Advance.

     Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Advances.

          (b) Any LIBOR Rate Advances shall automatically convert to Prime Rate Advances upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Bank's option, convert to Prime Rate Advances in the event that (i) an Event of Default, or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Supplement or the Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Advances which have previously been converted to LIBOR Rate Advances, or the aggregate principal amount of existing LIBOR Rate Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Credit Limit for the Secured Operating Line of Credit. Borrower agrees to apply to Bank, upon demand by Bank (or Bank may, at its option, charge Borrower's deposit account) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to any of the foregoing.

          (c) On all Advances interest shall be payable by Borrower to Bank monthly in arrears not later than the twenty-second (22nd) day of each calendar month at the applicable
Interest Rate.

     4.   Additional Requirements/Provisions Regarding LIBOR Rate
Advances; Etc.

          (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower's account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive absent manifest error.

          (b) Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

               (i) changes the basis of taxation of any amounts payable to Bank under this Supplement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Advances or any deposits referred to in the definition of "LIBOR Base Rate"); or

               (iii)      imposes any other condition affecting
this Supplement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 4. Determinations and allocations by Bank for purposes of this Section 4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

          (c) Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

          (d) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, control bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) in any respect with any directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

          (e) If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Advances shall terminate, unless Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 4(a)).

     5. Advance Procedure. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business day that the Advance is to be made. each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form delivered by Bank to Borrower from time to time or a LIBOR Rate Advance Form in substantially the for of Exhibit A hereto. Bank is authorized to make Advances under the Agreement or under this Supplement, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.
Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances to Borrower' deposit account.

     IN WITNESS WHEREOF, the undersigned have executed this Interest Rate Supplement to Agreement as of the first date above written.


                                   RENTRAK CORPORATION


                              By: s/s F. Kim Cox

                              Title:  Vice President/Secretary



                                   SILICON VALLEY BANK


                                   By: s/s Tim Hardin

                                   Title: Senior Vice President

                           EXHIBIT A

                    LIBOR RATE ADVANCE FORM


     The undersigned hereby certifies as follows:

     I, _________________________, am the duly elected and acting
____________________ of Rentrak Corporation ("Borrower").

     This certificate is delivered pursuant to Section 2 of that certain Interest Rate Supplement to Agreement together with the Loan Agreement by and between Borrower and Silicon Valley Bank ("Bank") (the "Agreement"). The terms used in this Borrowing Certificate which are defined int he Agreement have the same meaning herein as ascribed to them therein.

     (1) Borrower hereby requests on ____________________, 19_____ a LIBOR Rate Advance (the "Advance") as follows:

          (a) The date on which the Advance is to be made is ____________________, 19____.

          (b)  The amount of the Advance is to be
_________________________ ($______________), for an Interest
Period of one/two/three month(s).

     All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

     IN WITNESS WHEREOF, this LIBOR Rate Advance Form is executed by the undersigned as of this _____ day of ____________________, 19_____.

                              RENTRAK CORPORATION


                              By:

                              Title:

For Internal Bank Use Only

LIBOR Pricing D   LIBOR Rate     LIBOR Rate Var  Maturity Date
ate                              iance
                                    _____%

                           EXHIBIT B

         LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

     The undersigned hereby certifies as follows:

     I, ____________________, am the duly elected and acting
____________________ of Rentrak Corporation ("Borrower").

     This certificate is delivered pursuant to Section 2 of that certain Interest Rate Supplement to Agreement together with the Loan Agreement by and between Borrower and Silicon Valley Bank ("Bank") (the "Agreement"). The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Agreement have the same meaning herein as ascribed to them therein.

     Borrower hereby requests on ____________________, 19_____ a
LIBOR Rate Advance (the "Advance") as follows:

                    (a)  _____     (i)  A rate conversion of an
                    existing Prime Rate Advance from a Prime Rate
                    Advance to a LIBOR Rate Advance; or

                         _____     (ii) A continuation of an
                    existing LIBOR Rate Advance as a LIBOR Rate
                    Advance.

                    [Check (i) or (ii) above]

     (b) The date on which the Advance is to be made is ____________________, 19_____.

     (c)  The amount of the Advance is to be ____________________
($_______________), for an Interest Period of __________
month(s).

     All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

     IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation
Certificate is executed by the undersigned as of this _____ day
____________________, 19_____.

                              RENTRAK CORPORATION

                              By:

                              Title:
For Internal Bank Use Only

LIBOR Pricing D   LIBOR Rate     LIBOR Rate Var  Maturity Date
ate                              iance
                                    _____%